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                                                               EXHIBIT 28(A)(2)

                               STATE OF DELAWARE
                             CERTIFICATE OF TRUST

          This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Del. Code Ann. 12 (S) 3801 et seq.) (the "Act") and sets forth the following:

    .  FIRST: The name of the trust is Lincoln Advisors Trust (the "Trust").

    . SECOND: The name and address of the Registered Agent in the State of Delaware and is:

       Corporation Service Company
       2711 Centerville Road, Suite 400
       Wilmington, Delaware 19808

    . THIRD: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. (S)(S) 80a-1 et seq.).

    .  FOURTH: This Certificate shall be effective June 10, 2011.

    . FIFTH: Notice is hereby given, pursuant to Section 3804 of the Act, that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series hereof, and except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

       IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of the 10th day of June, 2011.

                                              By: /s/ Daniel R. Hayes
                                                  -------------------
                                                  Initial Trustee
                                            Name: Daniel R. Hayes